Exhibit 15

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form F-3 (No. 333-131272) and related Prospectus and on Form S-8 (File No. 333-94995, 333- 141177, 333-65532, 333-151929, 333-162104, 333-174748, and 333-180453) pertaining to stock option plans of CYREN Ltd., and to the incorporation by reference therein of our report dated March 31, 2016 with respect to the consolidated financial statements of CYREN Ltd.,  included in this Annual Report (Form 20-F) for the year ended December 31, 2015.

Tel-Aviv, Israel
March 31, 2016

/s/ Kost Forer Gabbat & Kasierer
KOST FORER GABBAY & KASIERER A Member of EY Global